Exhibit 99.1

NanoVibronix Issues Letter to Stockholders

TYLER, TEXAS, May 16, 2024 (Business Wire) — NanoVibronix, Inc. (NASDAQ: NAOV), a medical device company that produces the UroShield®, PainShield® and WoundShield® Surface Acoustic Wave (SAW) Portable Ultrasonic Therapeutic Devices, today issued a letter to its stockholders from its Chief Executive Officer, Brian Murphy, providing a review of the first quarter of 2024 and recent business developments.

To Our Stockholders:

We are committed to our strategic vision of developing, improving and commercializing our distinct and effective therapies, which we believe enable healthcare providers to treat patients in need and fill a void in the market, which has the potential to increase value for our stockholders. We are focused on several areas that we believe will have a substantial impact on our growth and product adoption. Many of these areas of focus have begun showing positive results, as reflected in our most recent quarterly financial results. Our products continue to deliver impressive results with high patient satisfaction, with no demonstrated adverse events. We are also investing in sales improvement and long-term opportunities with all of our products.

Q1 2024 Financial Results

We recorded revenues of approximately $921,000 for the quarter ended March 31, 2024, which is the largest amount of revenue we have ever recorded in the first quarter of any year, and a loss from operations of approximately $568,000. We continue to generate increased revenues from the Veterans’ Health System and worker’s compensation market segments. Our balance sheet remains strong with approximately $2.7 million of cash and inventory of approximately $2.6 million.

Domestic Update

We continue to make progress in several channels of domestic sales and product adoption. Our penetration into the Veterans Affairs (“VA”) continues to improve both in facilities served as well as adoption within those facilities. With our VA partner, Delta Medical, LLC, we were awarded a General Services Administration (“GSA”) grant that provides for an accelerated uptake in product adoption within the Veterans Health facilities. The GSA contract became effective on May 1, 2024. We expect this contract to have a positive impact on both sales and adoption of our products, as well as provide a significant competitive advantage. I am highly optimistic about our sales growth within this important business sector. Additionally, we continue to make progress in the workers’ compensation area of our business, both on a direct basis and through our Durable Medical Equipment (“DME”) exclusive distributor. We are also gratified to see the increase in the adoption of PainShield within both reimbursable market segments. The PainShield product family is quickly becoming a recognizable and acceptable standard for pain relief and the avoidance of opioids.

We recently announced the addition of a distributor for our UroShield within the VA system, CB Medical, LLC (“CB Medical”). VA patients represent a significant opportunity for UroShield due to increased lengths of stay at VA facilities and high acuity. CB Medical is well positioned to establish a foothold in the VA with our product that can benefit its patients.

Reimbursement

Reimbursement is currently approved in the Veterans’ Health System and several worker’s compensation plans, third party administrators and insurance companies. Our revenues in these markets have, and continue to, grow substantially. Through our strategic, exclusive distribution partners for select markets and through our direct sales efforts, we are seeing growth every month. The sales growth follows the payer and patient testimonials that illustrate superior product efficacy.

Reimbursement for UroShield remains in effect for the Veterans Administration segment.

International update

We continue to make progress and generate additional sales in the Australian and New Zealand markets. Full reimbursement for UroShield is being considered in both markets although the timing of a decision is unknown at this point in time. If reimbursement is granted, we believe there would be a significant increase in demand for our urology products in these markets.

In the United Kingdom we continue to leverage our contract with the National Health Services (“NHS”) supply chain and our supplies reimbursement through the NHS Prescription Services’ Drug Tariff, which became effective on November 1, 2023. We continue to make progress with our UroShield product and have experienced significant interest since then. Our U.K. distributor, Peak Medical Limited, continues to add to its inventory and is actively pursuing market opportunities throughout the country. Our fourth quarter 2023 sales in the U.K. surpassed the cuumulative total sales since first introducing the product into the country.

Relative to the broader market in Europe, we are continuing our evaluation with a significant urologic pharmaceutical company based in Germany. Our previous announcement of the evaluation with Apogepha Pharmaceutical, Inc., provides more detail. This link will take you to the company’s press release. The synergy between the two companies will provide for a mutually beneficial opportunity. A decision on a path forward should be made in the very short term.

Research

The University of Michigan will begin facilitating a gold standard Randomized Control Trial (“RCT”) study on the efficacy and patient satisfaction of patients utilizing UroShield. The research, which is being led by the Center for Research and Innovations in Special Populations (CRIISP), an experienced and highly accomplished research team, will be conducted primarily with nursing home residents and is aimed at studying the impact UroShield may have on reducing urinary tract infections, catheter blockages and pain and improving the quality of life of the patients studied. The first phase of the study will include a validation pilot of up to 30 patients in advance of the full study. The full study is expected to include more than 300 patients. Patient enrollment for the pilot phase is currently underway. We look forward to receiving the researchers’ conclusions and are hopeful of positive outcomes for patients in the study.

UroShield is marketed under the U.S. Food and Drug Administration’s (“FDA”) Enforcement Discretion, the intent of this independent study is to support an application to the FDA for permanent clearance. RCTs are considered the ‘gold standard’ in clinical research, and we are pleased to be working with the team at the University of Michigan.

Product development

We have been working on several exciting improvements to our existing product portfolio, as well as exploring new product opportunities. The goals of the product development are to improve therapy, reduce costs and “future-proof” the componentry. The “kick-off” for the product development project is scheduled for the first week of June 2024.

A look ahead

We remain focused on driving profitable growth by expanding and increasing our distribution and licensing channels, nurturing relationships with new and existing accounts and engaging consumers through a variety of creative mediums. Today, we have initial distribution agreements in place, a solid manufacturing partner and we believe we have the necessary working capital to meet existing and anticipated demand.

We continue to negotiate sector-specific private label agreements. This strategy is intended to develop long lasting, profitable, forecastable revenue. The COVID-19 pandemic interupted our momentum, but we believe that we are on track to aggressively push these discussions forward.

In the near-term, we are primarily focused on achieving the following milestones:

●	supplementing distribution to achieve broader geographic coverage in both VA and worker’s compensation channels;
●	selection of UroShield distribution for key markets;
●	adding market segment-specific distributions for PainShield in the U.S.;
●	finalizing a private label partnership for PainShield in the U.S.; and
●	expanding UroShield distribution in Europe and the U.S.

Thank you for your continued support. We remain very optimistic and motivated to deliver improved results for 2024.

Kind regards,

Brian Murphy

Chief Executive Officer

About NanoVibronix, Inc.

NanoVibronix, Inc. (NASDAQ: NAOV) is a medical device company headquartered in Elmsford, New York, with research and development in Nesher, Israel, focused on developing medical devices utilizing its patented low intensity surface acoustic wave (SAW) technology. The proprietary technology allows for the creation of low-frequency ultrasound waves that can be utilized for a variety of medical applications, including for disruption of biofilms and bacterial colonization, as well as for pain relief. The devices can be administered at home without the assistance of medical professionals. The Company’s primary products include PainShield® and UroShield®, which are portable devices suitable for administration at home without assistance of medical professionals. Additional information about NanoVibronix is available at: www.nanovibronix.com.

Forward-looking Statements

This press release contains “forward-looking statements.” Such statements may be preceded by the words “intends,” “may,” “will,” “plans,” “expects,” “anticipates,” “projects,” “predicts,” “estimates,” “aims,” “believes,” “hopes,” “potential” or similar words. Forward-looking statements are not guarantees of future performance, are based on certain assumptions and are subject to various known and unknown risks and uncertainties, many of which are beyond the Company’s control, and cannot be predicted or quantified; consequently, actual results may differ materially from those expressed or implied by such forward-looking statements. Such risks and uncertainties include, without limitation, risks and uncertainties associated with: (i) market acceptance of our existing and new products or lengthy product delays in key markets; (ii) negative or unreliable clinical trial results; (iii) inability to secure regulatory approvals for the sale of our products; (iv) intense competition in the medical device industry from much larger, multinational companies; (v) product liability claims; (vi) product malfunctions; (vii) our limited manufacturing capabilities and reliance on subcontractor assistance; (viii) insufficient or inadequate reimbursements by governmental and/or other third party payers for our products; (ix) our ability to successfully obtain and maintain intellectual property protection covering our products; (x) legislative or regulatory reform impacting the healthcare system in the U.S. or in foreign jurisdictions; (xi) our reliance on single suppliers for certain product components, (xii) the need to raise additional capital to meet our future business requirements and obligations, given the fact that such capital may not be available, or may be costly, dilutive or difficult to obtain; (xiii) our conducting business in foreign jurisdictions exposing us to additional challenges, such as foreign currency exchange rate fluctuations, logistical and communications challenges, the burden and cost of compliance with foreign laws, and political and/or economic instabilities in specific jurisdictions; and (xiv) market and other conditions. More detailed information about the Company and the risk factors that may affect the realization of forward-looking statements is set forth in the Company’s filings with the Securities and Exchange Commission (“SEC”), including the Company’s Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q. Investors and security holders are urged to read these documents free of charge on the SEC’s web site at: http://www.sec.gov. The Company assumes no obligation to publicly update or revise its forward-looking statements as a result of new information, future events, or otherwise, except as required by law.

Investor Contacts:

Brett Maas, Managing Principal, Hayden IR, LLC

brett@haydenir.com

(646) 536-7331

SOURCE: NanoVibronix, Inc.